UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 1, 2017

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code   (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Term Loan Credit Agreement and Guaranty and Collateral Agreement

On November 1, 2017 (the “Effective Date”), Northern Oil and Gas, Inc. (the “Company”) entered into a term loan credit agreement (the “Credit Agreement”) with TPG Specialty Lending, Inc., as administrative agent and collateral agent (in such capacities, the “Agent”), and the lenders from time to time party thereto. The Credit Agreement provides for the issuance of an aggregate principal amount of up to $500,000,000 in term loans to the Company, consisting of (i) $300,000,000 in initial term loans that were made on the Effective Date (the “Initial Loans”), (ii) $100,000,000 in delayed draw term loans available to the Company, subject to satisfaction of certain conditions precedent described therein, for a period of 18 months after the Effective Date (the “Delayed Draw Loans”), and (iii) up to $100,000,000 in incremental term loans on an uncommitted basis and subject, among other things, to one or more lenders agreeing in the future to make such loans (the “Incremental Loans”) (the Initial Loans, Delayed Draw Loans and the Incremental Loans, collectively, the “Loans”). Amounts borrowed and repaid under the Credit Agreement may not be reborrowed. The term loan facility provided by the Credit Agreement matures on November 1, 2022.

The proceeds of the Loans will be used (i) to repay in its entirety borrowings outstanding under the Company’s prior revolving credit facility with Royal Bank of Canada (which repayment occurred on the Effective Date), (ii) to pay certain fees and expenses related to the Loans, (iii) to fund ongoing capital expenditures, and (iv) for general corporate purposes.

Borrowings under the Credit Agreement bear interest at a rate per annum equal to the “Adjusted LIBO Rate” (subject to a 1.00% floor) plus a 7.75% per annum margin. The “Adjusted LIBO Rate” is equal to the product of: (i) three month LIBOR multiplied by (ii) the statutory reserve rate. Upon the occurrence and continuance of an Event of Default all outstanding loans shall bear interest at a rate equal to 3.00% per annum plus the then-effective rate of interest. Interest is payable on the last Business Day of each March, June, September and December.

A commitment fee will be paid on the unused amount of the delayed draw commitments based on an annual rate of 2.00% (the “Commitment Fee”). The Credit Agreement also requires the Company to prepay the loans with 100% of the net cash proceeds received from certain asset sales, swap terminations, incurrences of borrowed money indebtedness, equity issuances, casualty events and extraordinary receipts, subject to certain exceptions and specified reinvestment rights. Prepayments (including mandatory prepayments), terminations, refinancing, reductions and accelerations under the Credit Agreement are subject to the payment of a yield maintenance amount for any such prepayment, termination, refinancing, reduction or acceleration occurring within one year of the funding of the applicable Loan that allows the lenders to attain approximately the same yield as if such Loan remained outstanding for the entire one-year period plus a call protection amount equal to the product of the principal amount of Loans so prepaid, terminated, refinanced, reduced or accelerated multiplied by 7.0%; for any such prepayment, termination, refinancing, reduction or acceleration occurring on or after the one-year anniversary of the funding of the applicable Loan, a call protection amount equal to the product of the principal amount of Loans so prepaid, terminated, refinanced, reduced or accelerated multiplied by (i) 7.0% if occurring within 18 months of the funding of such Loan, (ii) 3.0% if occurring after the 18-month anniversary but on or prior to the 30-month anniversary of the funding of such Loan, or (iii) 1.0% if occurring after the 30-month anniversary but on or prior to the 42-month anniversary of the funding of such Loan, will be due, in each case, as set forth in the Credit Agreement. Additionally, to the extent that the Loans are refinanced in full or the delayed draw commitments are terminated or reduced prior to the date that is 18 months after the Effective Date, the Company will be required to pay a yield maintenance amount in respect of the Commitment Fee that would have accrued on the delayed draw commitments as set forth in the Credit Agreement.

The Credit Agreement contains negative covenants that limit the Company’s ability, among other things, to pay cash dividends, incur additional indebtedness, sell assets, enter into certain derivatives contracts, change the nature of our business or operations, merge, consolidate, or make certain types of investments and require the outstanding principal amount of the Company’s 8.00% senior unsecured notes due 2020 to be no more than $30 million by March 1, 2020. In addition, the Credit Agreement requires that the Company comply with the following financial covenants: (i) as of any date of determination, the ratio of Total PDP PV-10 (as defined in the Credit Agreement) plus the aggregate amount of all unrestricted cash and cash equivalents (in accounts subject to control agreements) to the amount of Senior Secured Debt (as defined in the Credit Agreement) shall not be less than 1.30 to 1.00, (ii) as of the last day of any fiscal quarter, the ratio of Net Senior Secured Debt (as defined in the Credit Agreement) to EBITDAX (as defined in the Credit Agreement) for the period of four fiscal quarters then ending on such day will not be greater than 3.75 to 1.0 and (iii) as of any date of determination the Company’s unrestricted cash and cash equivalents (in accounts subject to control agreements) plus the aggregate undrawn delayed draw commitments available to the Company shall not be less than $20,000,000.

The obligations of the Company under the Credit Agreement may be accelerated upon the occurrence of an Event of Default (as such term is defined in the Credit Agreement). Events of Default include customary events for a financing agreement of this type, including, without limitation, payment defaults, the inaccuracy of representations and warranties, defaults in the performance of affirmative or negative covenants, defaults on other indebtedness of the Company or its subsidiaries, bankruptcy or related defaults, defaults related to judgments and the occurrence of a Change in Control (as such term is defined in the Credit Agreement).

The Company’s obligations under the Credit Agreement are secured by mortgages on substantially all of the oil and gas properties of the Company, subject to the limitations set forth in the Credit Agreement. In connection with the Credit Agreement, the Company entered into a guaranty and collateral agreement in favor of the Agent for the secured parties, pursuant to which the obligations of the Company under the Credit Agreement and any swap agreements entered into with swap counter parties are secured by a first-priority security interest in substantially all of the assets of the Company.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01.	Other Items.

On November 1, 2017, the Company issued a press release relating to the foregoing. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

Exhibit Number	Description

10.1
Term Loan Credit Agreement, dated November 1, 2017, among Northern Oil and Gas, Inc., TPG Specialty Lending, Inc., as administrative agent and collateral agent, and the lenders from time to time party thereto.

99.1	Press Release dated November 1, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 1, 2017	NORTHERN OIL AND GAS, INC. By /s/ Erik J. Romslo Erik J. Romslo Executive Vice President, General Counsel and Secretary